                                             EXHIBIT 12

                                   OLD KENT FINANCIAL CORPORATION
                                 RATIO OF EARNINGS TO FIXED CHARGES

                                            THREE MONTHS ENDED
                                                 MARCH 31                  YEARS ENDED DECEMBER 31
                                            ------------------ --------------------------------------------------
                                                              (dollar amounts in thousands)

                                               1999      1998     1998      1997      1996      1995      1994
                                               ----      ----     ----      ----      ----      ----      ----
Earnings:

      Income before income taxes             $ 88,813 $ 79,042 $ 304,748 $ 304,273  $ 270,030 $241,416 $  233,551
      Fixed charges                            25,279   34,660   123,260   100,254     71,047   71,161     38,730
                                             -------- -------- --------- ---------  --------- -------- ----------
                                             $114,092 $113,702 $ 428,008 $ 404,527  $ 341,077 $312,577 $  272,281
                                             ======== ======== ========= =========  ========= ======== ==========
Fixed charges:

      Interest expense
         (other than interest on deposits)   $ 25,279 $ 34,660 $ 123,260 $ 100,254  $  71,047 $ 71,161 $   38,730
      Interest factor in rent expense             --        --        --        --         --       --         --
                                             -------- -------- --------- ---------  --------- -------- ----------
                                             $ 25,279 $ 34,660 $ 123,260 $ 100,254  $  71,047 $ 71,161 $   38,730
                                             ======== ======== ========= =========  ========= ======== ==========
Ratio of earnings to fixed charges,
  excluding interest on deposits                4.51      3.28      3.47      4.04       4.80     4.39       7.03


INCLUDING INTEREST ON DEPOSITS

Earnings:

      Income before income taxes             $ 88,813 $ 79,042 $ 304,748 $ 304,273  $ 270,030 $241,416 $  233,551
      Fixed charges                           133,982  146,283   568,548   563,838    518,561  496,870    357,750
                                             -------- -------- --------- ---------  --------- -------- ----------
                                             $222,795 $225,325 $ 873,296 $ 868,111  $ 788,591 $738,286 $  591,301
                                             ======== ======== ========= =========  ========= ======== ==========








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Fixed charges:

      Interest expense                       $133,982 $146,283 $ 568,548 $ 563,838  $ 518,561 $496,870 $  357,750
      Interest factor in rent expense              --       --        --        --         --       --         --
                                             -------- -------- --------- ---------  --------- -------- ----------
                                             $133,982 $146,283 $ 568,548 $ 563,838  $ 518,561 $496,870 $  357,750
                                             ======== ======== ========= =========  ========= ======== ==========
Ratio of earnings to fixed charges,
  including interest on deposits                 1.66     1.54      1.54      1.54       1.52     1.49       1.65

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The Corporation had no preferred stock outstanding during any period presented.
Accordingly, its ratio of earnings to combined fixed charges and preferred stock dividends in the same as its ratio of earnings to fixed charges.